Contact: 610-337-1000 For Immediate Release: February 23, 2006

Robert W. Krick, Ext. 3141

Brenda Blake, Ext. 3202

AmeriGas Elects Stephen D. Ban to
Its Board of Directors

VALLEY FORGE, Pa., February 23—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L. P. (NYSE:APU), reported that Stephen D. Ban, Ph.D. has been elected a director. Dr. Ban is currently a director of UGI Corporation (NYSE:UGI), the largest unitholder of AmeriGas Partners and parent company of the general partner.

Dr. Ban is the director of the Technology Transfer Division of the Argonne National Laboratory, the science-based laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials. He previously served as president and chief executive officer of the Gas Research Institute, a research and development group funded by the natural gas industry. He also is a director of Energen Corporation.

Dr. Ban received his mechanical engineering degree from Rose-Hulman Institute of Technology and received his doctoral degree in engineering science from Case Western Reserve University. He is a registered professional engineer.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from approximately 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-07 ### 2/23/06